FTE Networks Granted Financial Viability Exception by NYSE Regulation

New York, NY, June 14, 2019 — FTE Networks, Inc. (NYSE American: FTNW) (“FTE” or the “Company”), a provider of technology solutions for smart platforms, network infrastructure solutions, and a full service construction management and general contracting firm, today announced that the NYSE American LLC (the “Exchange”) has granted the Company’s request for a financial distress exception to the shareholder approval requirements otherwise applicable to the issuance of shares of preferred stock to the holders of its Series A convertible notes and Series B promissory notes (the “Benchmark Sellers”) and additional equity to the Company’s lenders under its credit agreement in connection with the contemplated debt restructuring, by and among the Company, the Benchmark Sellers and several lenders (the “Debt Restructuring”), pursuant to which the Benchmark Sellers and the Company’s senior lenders have agreed, among other things, to extend the maturity of the Company’s senior debt.

As previously announced by the Company on April 30, 2019, the Company and its subsidiaries, Lateral Juscom Feeder LLC (“Lateral”) and several lenders party thereto (together with Lateral, the “Lenders”) under the Company’s credit agreement, and the Benchmark Sellers entered into a term sheet outlining the proposed terms of the Debt Restructuring. The parties to the term sheet agreed that the Company would issue to the Benchmark Sellers 1,951 shares of the Company’s Series A Preferred Stock and 296 shares of the Company’s Series A-1 Preferred Stock (collectively, the “Series A Preferred”), which the Benchmark Sellers will exchange for a new series of preferred stock that will have its own, perpetual voting rights equivalent to 51% of the total number of votes that may be cast by all outstanding shares of capital stock of the Company (the “Series H Preferred,” and together with the Series A Preferred, the “Preferred Stock”). The parties also agreed that the Company would issue 1,500,000 shares of the Company’s common stock (the “Common Stock”) to Lateral, along with warrants exercisable into 3,173,731 shares of common stock (the “Warrants,” and together with the Common Stock and the Preferred Stock, the “Securities”) to the Lenders. The shareholder approval rules of the Exchange would generally require stockholder approval prior to the issuance of the Securities to the Benchmark Sellers and the Lenders.

As previously announced by the Company, the Company has been unable to file with the Securities and Exchange Commission its annual report on Form 10-K for the year ended December 31, 2018 or its quarterly report on Form 10-Q for the quarter ended March 31, 2019, and the Company is unable to estimate at this time when such reports will be filed. As a result, the Company is unable to file a proxy statement on Schedule 14A to solicit a shareholder vote at this time.

The Company has applied to the Exchange for a financial distress exception to the shareholder approval rules because it determined that the inability of the Company to timely seek and obtain shareholder approval for the issuance of the Securities, due to the Company’s inability to file a proxy statement, would seriously jeopardize the financial viability of the Company. Given the Company’s financial condition, and the rights of the Benchmark Sellers and the Lenders to declare defaults under their notes and the credit agreement, the Company believes that proceeding with the Debt Restructuring without delay is the only viable option presently available to the Company to maintain its current business and operations. The Audit Committee of the Company’s Board of Directors, which is comprised solely of independent, disinterested directors, approved the Company’s reliance on this exception.

On June 14, 2019, the Exchange granted the Company’s request for the exception.

In accordance with Exchange requirements, the Company will mail a letter to stockholders notifying them of the Debt Restructuring and its intention to issue the Securities without obtaining approval from its stockholders not later than ten days prior to the anticipated closing of the Debt Restructuring. As a result, the Company intends to close the Debt Restructuring on or about June 27, 2019.

About FTE Networks, Inc.

FTE Networks, Inc. (“FTNW”) is a provider of technology solutions for smart platforms, end-to-end design, support and network infrastructure solutions for residential and commercial properties, and a full-service construction management and general contracting firm. FTE’s services are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of projects and services. The Company works with Fortune 100/500 companies, including some of the world’s leading Telecommunications and IT Services Providers as well as REITs and Media Providers.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this release may include, without limitation, statements regarding the Company’s ability to successfully close the Debt Restructuring and other matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Corporate Contact:

FTE Networks, Inc.

237 W. 35th Street, Suite 601

New York, NY 10001

(877) 850-4308

ir@ftenet.com

NYSE American: FTNW